Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Xenia Hotels & Resorts, Inc.:
We consent to the incorporation by reference in the registration statement on the Form S-3 ASR (No. 333‑220400) and on Form S-8 (No. 333-201829) of Xenia Hotels & Resorts, Inc. of our reports dated February 25, 2020, with respect to the consolidated balance sheets of Xenia Hotels & Resorts, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appears in the December 31, 2019 annual report on Form 10‑K of Xenia Hotels & Resorts, Inc.
Our report contains an explanatory paragraph related to Xenia Hotels & Resorts, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
Orlando, Florida
February 25, 2020